Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND YEAR-TO-DATE OPERATING RESULTS FOR FISCAL 2015

ISSAQUAH, Wash., May 27, 2015 – Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the third quarter (twelve weeks) and first thirty-six weeks of fiscal 2015, ended May 10, 2015.

Net sales for the quarter increased one percent, to $25.52 billion, from $25.23 billion last year. Net sales for the first thirty-six weeks increased four percent, to $78.67 billion, from $75.46 billion last year.

Comparable sales for the twelve-week and thirty-six-week periods were as follows:

	12 Weeks	36 Weeks
U.S.	1%	4%
International	-6%	-2%
Total	-1%	2%

Comparable sales for these periods, excluding negative impacts from gasoline price deflation and foreign exchange, were as follows:

`	12 Weeks	36 Weeks
U.S.	5%	7%
International	7%	7%
Total	6%	7%

Net income for the quarter was $516 million, or $1.17 per diluted share, compared to $473 million, or $1.07 per diluted share, last year. Net income for the thirty-six weeks was $1.61 billion, or $3.64 per diluted share, compared to $1.36 billion, or $3.07 per diluted share, last year. Net income for the thirty-six-week period was positively impacted by a $57 million ($0.13 per diluted share) tax benefit in connection with a second quarter special cash dividend to the extent received by the Company 401(k) plan participants; and was negatively impacted by a $14 million ($0.03 per diluted share) second quarter tax charge relating to an ongoing income tax matter.

Costco currently operates 673 warehouses, including 474 in the United States and Puerto Rico, 89 in Canada, 35 in Mexico, 26 in the United Kingdom, 20 in Japan, 11 in Korea, 10 in Taiwan, seven in Australia and one in Spain. The Company plans to open up to an additional 15 new warehouses (including one relocation to a larger and better-located facility) prior to the end of its fiscal year on August 30, 2015. Costco also operates electronic commerce web sites in the U.S., Canada, the United Kingdom and Mexico.

A conference call to discuss these third quarter operating results is scheduled for 8:00 a.m. (PT) tomorrow, May 28, 2015, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (including health care costs), energy and certain commodities, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements, except as required by law.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 10, 2015	May 11, 2014	May 10, 2015	May 11, 2014
REVENUE
Net sales	$25,517	$25,233	$78,673	$75,457
Membership fees	584	561	1,748	1,660

Total revenue	26,101	25,794	80,421	77,117
OPERATING EXPENSES
Merchandise costs	22,687	22,554	69,969	67,421
Selling, general and administrative	2,579	2,487	7,946	7,519
Preopening expenses	14	16	38	48

Operating income	821	737	2,468	2,129
OTHER INCOME (EXPENSE)
Interest expense	(31)	(25)	(84)	(78)
Interest income and other, net	9	12	64	60

INCOME BEFORE INCOME TAXES	799	724	2,448	2,111
Provision for income taxes	280	245	817	728

Net income including noncontrolling interests	519	479	1,631	1,383
Net income attributable to noncontrolling interests	(3)	(6)	(21)	(22)

NET INCOME ATTRIBUTABLE TO COSTCO	$516	$473	$1,610	$1,361

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.17	$1.08	$3.66	$3.10

Diluted	$1.17	$1.07	$3.64	$3.07

Shares used in calculation (000’s)
Basic	440,070	439,446	439,733	439,058
Diluted	443,132	442,720	442,721	442,651

Cash dividends declared per common share	$0.400	$0.355	$6.110	$0.975

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	May 10, 2015	August 31, 2014
ASSETS
Cash and cash equivalents	$5,063	$5,738
Short-term investments	1,742	1,577
Receivables, net	1,195	1,148
Merchandise inventories	8,869	8,456
Deferred income taxes and other current assets	765	669

Total current assets	17,634	17,588
Property and equipment, net	15,083	14,830
Other assets	774	606

TOTAL ASSETS	$33,491	$33,024

LIABILITIES AND EQUITY
Accounts payable	$8,895	$8,491
Accrued salaries and benefits	2,160	2,231
Deferred membership fees	1,336	1,254
Other current liabilities	4,345	2,436

Total current liabilities	16,736	14,412
Long-term debt, excluding current portion	4,826	5,093
Deferred income taxes and other liabilities	1,115	1,004

Total liabilities	22,677	20,509

Total Costco stockholders’ equity	10,587	12,303
Noncontrolling interests	227	212

Total equity	10,814	12,515

TOTAL LIABILITIES AND EQUITY	$33,491	$33,024